Exhibit 23

Consent and Report on Schedule of Independent Registered Public Accounting Firm

The Board of Directors
The Cooper Companies, Inc.:
The audits referred to in our report dated December 20, 2013, with respect to the consolidated financial statements of The Cooper Companies, Inc. (the Company) included the related financial statement schedule as of October 31, 2013, and for each of the years in the three-year period ended October 31, 2013, included in the Form 10-K. These financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole; present fairly in all material respects the information set forth therein.
We consent to the incorporation by reference in the registration statement (Nos. 333‑22417, 333-108066, 333-25051, 333-27639, 333-34206, 333-40431, 333-48152, and 333-80795) on Form S-3 and registration statements (Nos. 333-10997, 333-58839, 333-174682, 333-67954, 333-101366, 333-104346, 333-115520, 333-133719, 333-133720, 333-14338, and 333-158892) on Form S-8 of the Company of our report dated December 20, 2013, with respect to the consolidated balance sheets of the Company as of October 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income (loss), stockholders’ equity, and cash flows, for each of the years in the three-year period ended October 31, 2013 and related financial statement schedule and the effectiveness of internal control over financial reporting as of October 31, 2013, which report appears in the October 31, 2013 annual report on Form 10‑K of the Company.
/s/ KPMG LLP
San Francisco, California
December 20, 2013